EXHIBIT 4.11

FORM OF

TETRA Technologies, Inc.

EMPLOYEE EQUITY AWARD AGREEMENT

This Employee Equity Award Agreement (the “Equity Award Agreement”), effective as of and signed by both parties on August 15, 2012 (the “Grant Date”), is between TETRA Technologies, Inc., a Delaware corporation (“TETRA” or the “Company”), and Elijio V. Serrano (“Serrano”).

In connection with the initial employment of Serrano with the Company as an executive officer, in order to provide an equity incentive to Serrano by affording him the opportunity to acquire shares of common stock of the Company, $0.01 par value per share (“Common Stock”), and in consideration of the mutual agreements set forth herein, the Company and Serrano hereby agree as follows:

1. Administration. This Equity Award Agreement shall be administered by the Management and Compensation Committee (the “Compensation Committee”) of the board of directors of the Company (the “Board”), but only if the Compensation Committee shall consist of not less than three members of the Board, each of whom shall qualify as a “non-employee director” (as that term is defined in Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) appointed by and serving at the pleasure of the Board to administer the Equity Award Agreement and if not, then by the Board (and in either such case, the term “Committee” shall refer to the Compensation Committee or the Board, whichever shall be responsible pursuant to the forgoing for administering this Equity Award Agreement). The Committee shall (i) interpret this Equity Award Agreement, (ii) make, amend and rescind such rules as it deems necessary for the proper administration of this Equity Award Agreement, (iii) make all other determinations necessary or advisable for the administration of this Equity Award Agreement, (iv) correct any defect or supply any omission or reconcile any inconsistency in this Equity Award Agreement in the manner and to the extent that the Committee deems desirable to effectuate this Equity Award Agreement and (v) appoint any employee of the Company or other person to be responsible for and to perform all or any portion of the ministerial duties in the administration of this Equity Award Agreement (the “Plan Administrator”), but such employee or other person shall have no other authority or powers of the Committee. Any action or determination made by the Committee pursuant to this and the other sections of this Equity Award Agreement shall be final, binding and conclusive on all affected persons. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to this Equity Award Agreement and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company and its Affiliates in respect of any claim, loss, damage or expense (including legal fees) arising therefrom to the full extent permitted by law.

2. Grant of Option. The Company hereby awards to Serrano the right, privilege and option as herein set forth to purchase up to 79,051 shares of Common Stock (the “Option Shares”), subject to and in accordance with the terms and conditions of this Equity Award Agreement (each individual right to purchase one Option Share hereunder, an “Option,” and the collective right to purchase any or all of the Option Shares hereunder, the “Option”). The Option awarded hereunder is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

(a) Option Terms. Subject to earlier termination as provided herein, the Option shall expire on the 10th anniversary of the Grant Date, which anniversary shall be August 15, 2022. The period during which the Option is in effect is referred to as the “Option Period.”

(b) Option Exercise Price. The exercise price (the “Exercise Price”) of Option Shares subject to the Option shall be $         per Option Share, which is no less than the Fair Market Value (as defined herein) per share of the Common Stock on the Grant Date.

(c) Option Vesting. An Option may be exercised only if (subject to other conditions set forth herein) such Option has vested and has not expired or been forfeited. Subject to the provisions of this Equity Award Agreement, including, without limitation, the following provisions of this Section 2(c), the Options shall vest in accordance with the following schedule:

33.3334% of the total number of Options shall vest on the date that is one year following the Grant Date, and thereafter 2.7778% of such Options shall vest each month, ending on the third anniversary of the Grant Date. If the number of Options vesting on any date is not a whole number, the fractional share shall be carried forward until such time as all fractional shares equal a whole number. On the final vesting date, the number of Options vesting, and the number of Option Shares that may be purchased under such Options on such date shall be adjusted, as necessary, so that the total number of Options Shares that may be purchased hereunder will not exceed the number of Option Shares set forth above in this Section 2.

Option Shares may be purchased by the exercise of all or any portion of the then-vested, unexpired, non-forfeited Options at any time during the Option Period. In addition, the Committee may accelerate the vesting and the time at which all or any portion of the Option may be exercised, (i) upon the occurrence of a Change in Control in accordance with Section 5 below, or (ii) upon the death, Disability or retirement of Serrano in accordance with Section 4 below.

(d) Method of Exercise. To exercise the Option, Serrano shall deliver notice to the Company at its principal executive office, directed to the Plan Administrator, such exercise to be effective at the time of receipt of such notice at the Company’s principal executive office during normal business hours, stating the number of Option Shares with respect to which the Option is being exercised together with payment for such Option Shares and any required withholding taxes, unless other arrangements for withholding tax liability have been made with the Committee. The exercise notice shall be delivered in person, by certified or regular mail, or by such other method (including electronic transmission) as determined from time to time by the Committee or the Plan Administrator. Any exercise of the Option must be for a minimum of 100 Option Shares or, if less, for all remaining Option Shares subject to the Option.

(e) Payment of Exercise Price and Required Withholding. In order to exercise the Options, Serrano or other person or persons entitled to exercise such Options shall deliver to the Company payment in full for (i) the Exercise Price of the Option Shares being purchased and (ii) unless otherwise provided herein or other arrangements have been made with the Committee, any required withholding taxes. The payment of the Exercise Price for the Option Shares purchased shall either be (i) in cash, or by check payable and acceptable to the Company, (ii) by tendering to Company shares of Common Stock owned by the person exercising the Options for more than six months having an aggregate Fair Market Value as of the date of exercise that is not greater than the full Exercise Price for the Option Shares with respect to which the Options are being exercised and by paying any remaining amount of the Exercise Price (and any required withholding taxes) as provided in (i) above, or (iii) in compliance with such instructions as the Committee may specify, by delivering to the Company and to a broker a properly executed exercise notice and irrevocable instructions to such broker to deliver to the Company cash or a check payable and acceptable to the Company to pay the Exercise Price and any applicable withholding taxes. Upon receipt of the cash or check from the broker, the Company will deliver to the broker the Option Shares for which the Options are exercised. In the event that the person elects to make payment as allowed under clause (ii) above, the Company may, upon confirming that Serrano or other person or persons entitled to exercise such Options owns the number of additional shares being tendered, authorize the issuance of a new certificate for the number of Option Shares being acquired pursuant to the exercise of such Options less that number of shares being tendered upon the exercise and return to the person (or not require surrender of) the certificate for the shares being tendered upon the exercise. The date of sale of the Option Shares by the broker pursuant to a cashless exercise under (iii) above shall be the date of exercise of the Option. If the Committee so requires, such person or persons shall also deliver a written representation that all Option Shares being purchased are being acquired for investment and not with a view to, or for resale in connection with, any distribution of such Option Shares.

(f) Transferability. Except as provided below, the Option granted hereunder shall not be transferable other than by (i) will or by the laws of descent and distribution or (ii) pursuant to a domestic relations order and, during Serrano’s lifetime, it shall be exercisable only by Serrano (or his guardian). Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option, or to subject the Option to execution, attachment or similar process contrary to the provisions hereof, shall be void and ineffective. Provided, however, that in accordance with rules and procedures established by the Committee from time to time, Serrano (or his guardian) may transfer, for estate planning purposes, all or part of the Option to one or more immediate family members or related family trusts or partnerships or similar entities as determined by the Committee. If the Option is transferred in accordance with the provisions of this Section, it may only be exercised by the person or persons who acquire a proprietary interest in the Option pursuant to the transfer.

(g) Shares Reserved. The Company shall at all times during the Option Period reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of the Option granted hereunder.

3. Grant of Restricted Stock. The Company hereby awards to Serrano all rights, title and interest in the record and beneficial ownership of 46,898 shares of Common Stock (the “Restricted Stock”), subject to and in accordance with the terms and conditions of this Equity Award Agreement.

(a) Escrow of Restricted Stock. The Restricted Stock shall be represented by uncertificated shares designated for Serrano in book-entry registration on the records of the Company’s transfer agent or, at the discretion of the Company, by a stock certificate issued and registered in Serrano’s name, in each case subject to the restrictions set forth in this Equity Award Agreement. Any book-entry uncertificated shares or stock certificates evidencing the Restricted Stock shall be held in custody by the Company until the restrictions thereon have lapsed, and as a condition of this award, Serrano shall deliver to the Company a stock power in substantially the form of Exhibit A attached hereto, endorsed in blank, with respect to any certificated shares of Restricted Stock.

The shares of Restricted Stock which are the subject of this Equity Award Agreement shall be subject to the following legend:

The shares represented by this certificate or book-entry registration have been issued pursuant to the terms of the Equity Award Agreement between TETRA Technologies, Inc. and Elijio

V. Serrano and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of this Equity Award Agreement dated August 15, 2012.

In addition, the shares of Restricted Stock shall be subject to such stop-transfer orders and other restrictive measures as the Company may deem advisable under applicable securities laws, or to implement the terms, conditions or restrictions hereunder.

Following the vesting of any portion of the shares of the Restricted Stock and the removal of any restrictions thereon in accordance with Section 6 below, the Company will cause all restrictions to be removed from book-entry registrations or, at the Company’s discretion, issue a stock certificate, without such restrictive legend, in each case only with respect to the vested portion of the shares of the Restricted Stock registered on the Company’s books and records in the name of Serrano. Following the expiration of the Restricted Period, the Company will cause all restrictions to be removed from book-entry registrations or, at the Company’s discretion, issue a stock certificate, without such restrictive legend, for any shares of the Restricted Stock that have vested and with respect to which the restrictions imposed thereon have lapsed, in each case only to the extent such action has not previously been taken in accordance with the preceding sentence.

(b) Risk of Forfeiture. Serrano shall immediately forfeit all rights to any shares of the Restricted Stock which have not vested and with respect to which the restrictions thereon have not lapsed in the event of termination, resignation, or removal of Serrano from employment with the Company or any Affiliate (as defined herein) under circumstances that do not cause Serrano to become fully vested, and the restrictions on such shares of Restricted Stock to lapse, under the terms of this Equity Award Agreement.

(c) Restricted Period; Vesting. Subject to the provisions of this Equity Award Agreement including, without limitation, the following provisions of this Section 3(c), the total number of shares of Restricted Stock subject to this Equity Award Agreement shall vest, and the restrictions imposed thereon shall lapse, in accordance with the following schedule:

33.3334% of the total number of shares of Restricted Stock shall vest on the date that is one year following the Grant Date, and thereafter 16.6667% of such shares shall vest once every six months, ending on the third anniversary of the Grant Date. If the number of shares of Restricted Stock vesting on any date is not a whole number, the fractional share shall be carried forward until such time as all fractional shares equal a whole number. On the final vesting date, the number of shares of Restricted Stock vesting on such date shall be adjusted, as necessary, so that the total number of shares vested hereunder will not exceed the number of shares of Restricted Stock set forth above in this Section 3.

The period from the Grant Date until all of the shares of the Restricted Stock have become  vested and/or forfeited shall be referred to as the “Restricted Period.”

The Committee may waive all restrictions and conditions of the Restricted Stock with the result that the shares of Restricted Stock that have not been forfeited shall be fully vested and the restrictions thereon shall have lapsed, (i) upon the occurrence of a Change in Control in accordance with Section 5 below, or (ii) upon the death, Disability or retirement of Serrano in accordance with Section 4 below.

(d) Transferability. Serrano shall not sell, assign, transfer, pledge, exchange, hypothecate, or otherwise dispose of any shares of the Restricted Stock. Following the vesting of any shares of Restricted Stock and the removal of any restrictions thereon in accordance with Section 3(c), Serrano may hold or dispose of such shares of Common Stock subject to compliance with (i) the terms and conditions of this Equity Award Agreement, (ii) applicable federal or state securities laws or other applicable law, (iii) applicable rules of any exchange on which the Company’s securities are traded or listed, and (iv) the Company’s rules or policies as established by the Company in its sole discretion.

(e) Ownership Rights. Prior to any forfeiture of the shares of Restricted Stock and while such nonvested shares are restricted, Serrano shall, subject to the terms and restrictions of this Equity Award Agreement, have all rights with respect to the shares of Restricted Stock awarded hereunder including the right to vote the shares of Restricted Stock, whether or not vested in accordance with Section 3(c) above, and the right to receive all dividends, cash or stock, paid or delivered thereon from and after the Grant Date in accordance with the following provisions. During the Restricted Period, any dividends, cash or stock, paid or delivered on any of the nonvested, non-forfeited shares of the Restricted Stock, shall be credited to an account for the benefit of Serrano. In the event of the forfeiture of any nonvested shares of the Restricted Stock, Serrano shall have no further rights with respect to such Restricted Stock and shall forfeit any dividends, cash or stock, credited to the account for the benefit of Serrano which are related to the forfeited shares of Restricted Stock. To the extent the shares of Restricted Stock shall become fully vested and the restrictions imposed thereon shall lapse pursuant to Section 3(c) above, all dividends, cash and stock, if any, credited to the account for the benefit of Serrano shall be distributed to Serrano without interest. The account referred to above shall be a notional account only. The Company shall not segregate or set aside cash, shares or other property or assets for, or otherwise secure, the payment of any amounts that may be or become owed under this Section 3(e).

(f) Tax Withholding. Unless other arrangements have been made with the Committee, either (i) Serrano shall deliver to the Company payment in full for any required withholding taxes in connection with the vesting of shares of Restricted Stock, or (ii) Serrano shall surrender, and the Company shall deduct from the number of shares of Restricted Stock otherwise deliverable upon vesting, a number of shares that have an aggregate Fair Market Value per share as of the date of such withholding that is not greater than the sum of all tax amounts to be withheld with respect thereto at the minimum statutory rate, together with payment of any remaining portion of such tax amounts in cash or by check payable and acceptable to the Company.

4. Termination of Employment. Subject to any action by the Committee, if the employment of Serrano is terminated for any reason whatsoever including, without limitation, death, Disability or retirement, (i) any nonvested Option and any nonvested shares of the Restricted Stock outstanding at the time of such termination and all rights thereunder shall be forfeited and no further vesting shall occur, (ii) all nonvested shares of the Restricted Stock shall revert to the Company automatically without any payment or consideration and the Company shall have the right to take all necessary and appropriate actions to recover certificates and other indicia of such shares, and (iii) Serrano shall be entitled exercise any Options that have vested as of the date of termination for a period that shall end on the earlier of (A) the expiration date set forth in Section 2(a) above, or (B) the date that occurs three (3) months after such termination date.

(a) Retirement. Upon the termination of Serrano’s employment under circumstances as shall constitute retirement as determined by the Committee, (i) any nonvested Option and any nonvested shares of the Restricted Stock outstanding at the time of such retirement and all rights thereunder shall be forfeited and no further vesting shall occur, (ii) all nonvested shares of the Restricted Stock shall revert to the Company automatically without any payment or consideration and the Company shall have the right to take all necessary and appropriate actions to recover certificates and other indicia of such shares, and (iii) Serrano shall be entitled to exercise any Options that have vested as of the date of retirement for a period that shall end on the earlier of (A) the expiration date set forth in Section 2(a) above, or (B) the date that occurs twelve (12) months after such retirement date.

(b) Disability or Death. Upon termination of Serrano’s employment as a result of the death or Disability (as herein defined) of Serrano, or in the event of Serrano’s death during the period described in Section 4(a)(iii), hereinafter the “Applicable Retirement Period,” or in the event of Serrano’s death during the period that expires on the earlier of the expiration date set forth in Section 2(a) above or the first anniversary of Serrano’s termination of employment due to Disability, hereinafter the “Applicable Disability Period,” (i) any nonvested Option and any nonvested shares of the Restricted Stock outstanding at the time of such death or Disability and all rights thereunder that have not previously been forfeited shall then be forfeited and no further vesting shall occur, (ii) all nonvested shares of the Restricted Stock shall revert to the Company automatically without any payment or consideration and the Company shall have the right to take all necessary and appropriate actions to recover certificates and other indicia of such shares, and (iii) Serrano shall be entitled to exercise any Options that have vested as of the date of such termination for a period that shall end on the earlier of (A) the expiration date set forth in Section 2(a) above, or (B) the later of (1) the first anniversary of Serrano’s termination of employment as a result of Disability or death, or (2) the first anniversary of Serrano’s death during the Applicable Retirement Period or the Applicable Disability Period.

(c) Acceleration of Vesting and Lapse of Restrictions. Notwithstanding the above provisions of this Section 4, upon Serrano’s retirement, or upon termination of Serrano’s employment as a result of Disability or death, the Committee, in its discretion, may provide (i) that all or any portion of the Options that are not vested at such time shall become vested and, together with the previously vested Options, shall be exercisable for such period and upon such terms and conditions as may be determined by the Committee, provided that such continuation may not exceed the expiration date set forth in Section 2(a) above; and, (ii) with respect to Restricted Stock, that all or any portion of the shares of Restricted Stock that are not vested at such time shall become vested; provided, however, that no acceleration of vesting and waiver of restrictions will be effective prior to the date of the Committee’s written determination.

(d) Continuation. Notwithstanding any other provision of this Equity Award Agreement, the Committee, in its discretion, may provide that any or all of the vested Options shall remain exercisable for such period and upon such terms and conditions as are determined by the Committee in the event of Serrano’s termination of employment; provided, however, that such continuation may not exceed the expiration date set forth in Section 2(a) above.

5. Change in Control.

(a)  A “Change in Control” shall be deemed to have occurred upon any of the following events:

(i) any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) or any Affiliate, (D) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities (a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the shares of voting stock of the Company then outstanding;

(ii) the consummation of any merger, reorganization, business combination or consolidation of the Company or one of its subsidiaries with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

(iii) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets;

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(v) individuals who, as of the Grant Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Grant Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.

Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of this award would be subject to the income tax under Section 409A of the Code if the foregoing definition of “Change in Control” were to apply, but would not be so subject if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5), then “Change in Control” shall mean a transaction, event or circumstance that constitutes a Change in Control as defined above and that also constitutes a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to the income tax under Section 409A of the Code.

(b) In the event of a Change in Control described in clauses (ii), (iii) and (iv) of this Section 5, the Committee may:

(i) accelerate the vesting and the time at which the Options then outstanding may be exercised so that the Options may be exercised in full for a limited period of time on or before a specified date fixed by the Committee, after which specified date all unexercised Options and all Serrano’s rights thereunder shall terminate, or the Committee may accelerate vesting and the time at which Options may be exercised so that the Options may be exercised in full for their then remaining term; and

(ii) waive all restrictions and conditions of all Restricted Stock then outstanding with the result that the shares of Restricted Stock shall be fully vested and all restrictions shall be deemed satisfied, and the Restricted Period shall be deemed to have expired as of the date of the Change in Control or such other date as may be determined by the Committee.

Notwithstanding the above, the Committee shall not be required to take any action described in the preceding sentence and any decision made by the Committee, in its sole discretion, not to take some or all of the actions described in the preceding sentence shall be final, binding and conclusive with respect to the Company and all other interested persons.

(c) If approved by the Board prior to or within thirty (30) days after such time as a Change in Control shall be deemed to have occurred, the Board shall have the right for a forty-five (45) day period immediately following the date that the Change in Control is deemed to have occurred to require Serrano to transfer and deliver to Company all nonvested Options and shares of Restricted Stock in exchange for an amount equal to the “cash value” (defined below) of such Options and shares of Restricted Stock. Such right shall be exercised by written notice to Serrano. The cash value of such Options shall equal the “market value” (defined below) per share over the exercise price of an Option Share, multiplied by the number of nonvested Options. The cash value of such shares of Restricted Stock shall equal the “market value” (defined below) of the Restricted Stock, multiplied by the number of nonvested shares of Restricted Stock with respect to which the restrictions have not lapsed. For purposes of the preceding sentences, “market value” per share shall mean the higher of (i) the average of the Fair Market Value (as herein defined) per share of Common Stock on each of the five trading days immediately following the date a Change in Control is deemed to have occurred or (ii) the highest price, if any, offered in connection with the Change in Control. The amount payable to Serrano by the Company pursuant to this Section 5(c) shall be paid in cash or by certified check and shall be reduced by any taxes required to be withheld.

6. Reorganization of Company and Subsidiaries. The existence of the awards granted hereunder shall not affect in any way the right or power of Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of Company or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Option Shares or the shares of Restricted Stock, or the rights thereof, or the dissolution or liquidation of Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7. Adjustment of Shares. In the event that at any time after the date of this Equity Award Agreement the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the Committee shall, in such manner as it may deem equitable, make adjustment to the aggregate number of Option Shares and shares of Restricted Stock which have not vested under this Equity Award Agreement, subject to any required action by the stockholders of the Company.

8. Certain Restrictions. By executing this Equity Award Agreement, Serrano agrees that if at the time of exercise of the Option Shares or delivery of the shares of Restricted Stock issued hereunder any sale of such shares of Common Stock is not covered by an effective registration statement filed under the Securities Act of 1933 (“Act”), the shares resulting from the exercise of Option Shares or the delivery of Restricted Stock may be subject to such stop-transfer orders, legends and other restrictive measures as the Company shall require and Serrano will acquire the Option Shares or shares of Restricted Stock for Serrano’s own account and without a view to resale or distribution in violation of the Act or any other securities law, and upon any such acquisition Serrano will enter into such written representations, warranties and agreements as

Company may reasonably request in order to comply with the Act or any other securities law or with this Equity Award Agreement. Serrano agrees that the Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of shares deliverable hereunder to comply with any law, rule or regulation that applies to the shares subject to this Equity Award Agreement.

9. Amendment and Termination. The Equity Award Agreement may not be terminated by the Board or the Committee at any time without the written consent of Serrano. This Equity Award Agreement may be amended in writing by the Company and Serrano, provided the Company may amend this Equity Award Agreement unilaterally (i) if the amendment does not adversely affect Serrano’s rights hereunder in any material respect, (ii) if the Company determines that an amendment is necessary to comply with Rule 16b-3 under the Exchange Act, or (iii) if the Company determines that an amendment is necessary to meet the requirements of the Code or to prevent adverse tax consequences to Serrano. No amendment or termination of this Equity Award Agreement will adversely affect the rights and privileges of Serrano to the awards granted hereunder without the written consent of Serrano.

10. No Guarantee of Employment. Neither this Equity Award Agreement nor the awards evidenced hereby shall confer upon Serrano any right with respect to continuance of employment or other service with the Company or any Affiliate, nor shall it interfere in any way with any right Company or any Affiliate would otherwise have to terminate Serrano’s employment or other service at any time.

11. Tax Matters.

(a) The Company shall have the right to require such arrangements and/or take such actions as may be necessary or appropriate to satisfy any withholding of any federal, state or local taxes required by law upon the exercise of Options or the vesting of shares of Restricted Stock and satisfaction of the conditions precedent under this Equity Award Agreement. Such arrangements or actions may include (i) deducting from the number of Option Shares or shares of Restricted Stock otherwise deliverable upon exercise or vesting and satisfaction of the conditions precedent under this Equity Award Agreement a number of shares that have an aggregate Fair Market Value per share as of the date of such withholding that is not greater than the sum of all tax amounts to be withheld with respect thereto at the minimum statutory rate, together with payment of any remaining portion of such tax amounts in cash or by check payable and acceptable to the Company, or (ii) taking such other action as may be necessary or appropriate to satisfy any such tax withholding obligations.

(b) Serrano understands and acknowledges the following: Under Section 83 of the Code, the difference between the purchase price paid, if any, for the shares of Restricted Stock and their Fair Market Value on the date of vesting when any forfeiture restrictions applicable to such shares lapse will be reportable as ordinary income for federal income purposes at that time. For this purpose, “forfeiture restrictions” include the Company’s rights to reacquire the shares of the nonvested Restricted Stock described above. Alternatively, Serrano may elect to be taxed as of the Grant Date, rather than when such shares vest and cease to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the Grant Date. If such an election is made, Serrano will be required to recognize ordinary income for federal income tax purposes to the extent the purchase price, if any, paid by Serrano for such shares is less than the Fair Market Value of the shares (determined without regard to the vesting requirements and forfeiture restrictions hereunder) on the Grant Date.  Making the election under Section 83(b) of the Code will not alter or affect the vesting requirements or  the risk of forfeiture provided for in this Equity Award Agreement.

SERRANO ACKNOWLEDGES THAT IT IS SERRANO’S SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b) IF SERRANO ELECTS TO DO SO, EVEN IF SERRANO REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON SERRANO’S BEHALF. SERRANO MUST AND IS RELYING SOLELY ON SERRANO’S OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE ANY SECTION 83(b) ELECTION.

(c) The parties intend this Equity Award Agreement and the compensation provided hereunder to be exempt from and/or compliant with Section 409A of the Code and will interpret, administer and apply this Equity Award Agreement in accordance with such intentions. Nonetheless, neither Company nor the Board or Committee makes any commitment or guarantee that any federal or state tax treatment will apply or be available to any person eligible for the benefits under this Equity Award Agreement.

(d) Notwithstanding any other provision of this Equity Award Agreement to the contrary, if Serrano is a “key employee,” as defined in Section 416(i) of the Code (without regard to paragraph 5 thereof), except to the extent permitted under Section 409A of the Code, no benefit or payment that is subject to Section 409A of the Code (after taking into account all applicable exceptions to Section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made under this Equity Award Agreement on account of Serrano’s “separation from service,” as defined in Section 409A of the Code, with the Company and its Affiliates until the later of the date prescribed for payment in this Equity Award Agreement and the first (1st) day of the seventh (7th) calendar month that begins after the date of Serrano’s separation from service (or, if earlier, the date of his death). Unless otherwise provided in this Equity Award Agreement, any amount that is otherwise payable within the delay period described in the immediately preceding sentence will be aggregated and paid in a lump sum without interest.

12. Definitions. As used herein, the following terms shall have the meanings set forth below:

(a)           Affiliate means (i) any entity in which the Company, directly or indirectly, owns 10% or more of the combined voting power, as determined by the Committee, (ii) any “parent corporation” of the Company (as defined in Section 424(e) of the Code), (iii) any “subsidiary corporation” of any such parent corporation (as defined in Section 424(f) of the Code) of the Company and (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company.

(b)           Covered Employee means any of the Chief Executive Officer of the Company and the three highest paid officers of the Company other than the Chief Executive Officer or the Chief Financial Officer as described in Section 162(m)(3) of the Code.

(c)           Disability means an inability to perform material services for the Company for a period of 90 consecutive days or a total of 180 days, during any 365-day period, in either case as a result of incapacity due to mental or physical illness, which is determined to be total and permanent. A determination of Disability shall be made by a physician satisfactory to both Serrano (or his guardian) and the Company, provided that if Serrano (or his guardian) and the Company do not agree on a physician, Serrano and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be final, binding and conclusive with respect to all parties. Notwithstanding the above, eligibility for disability benefits under any policy for long-term disability benefits provided to Serrano by the Company shall conclusively establish the disability. In the case this award is or becomes subject to Section 409A of the Code, “Disability” means a condition that meets the requirements of Treas. Reg. § 1.409A-3(i)(4).

(d)           Fair Market Value means, as of any given date, the closing price per share on the principal exchange or over-the-counter market on which such shares are trading, if any, or as reported on any composite index which includes such principal exchange, or if no trade of the Common Stock shall have been reported for such date, the closing price quoted on such exchange or market for the most recent preceding date on which such shares were traded. The term “closing price” on any given day shall mean (i) if the shares of Common Stock are listed or admitted for trading on a national securities exchange, the last reported sales price on such day, or (ii) if the shares of Common Stock are not listed or admitted for trading on a national securities exchange, the last transaction price on such day of the shares of Common Stock on the Nasdaq Market, Inc. (“NASDAQ”). If shares of the Common Stock are not listed or admitted to trading on any exchange, over-the-counter market or any similar organization on any given day, the Fair Market Value shall be determined by the Committee in good faith using any fair and reasonable means selected in its discretion.

13. Leave of Absence. If Serrano is on military, sick leave or other bona fide leave of absence, he shall be considered an “employee” for purposes of this Equity Award Agreement during the period of such leave provided it does not exceed 90 days (or such longer period as may be determined by the Committee in its sole discretion), or, if longer, so long as his right to reemployment is guaranteed either by statute or by contract. If the period of leave exceeds 90 days (or such longer period as may be determined by the Committee in its sole discretion), the employment relationship shall be deemed to have terminated on the 91st day (or the first day immediately following any period of leave in excess of 90 days as approved by the Committee) of such leave, unless his right to reemployment is guaranteed by statute or contract.

14. Community Interest of Spouse. The community interest, if any, of any spouse of Serrano in any Restricted Stock shall be subject to all of the terms, conditions and restrictions of this Equity Award Agreement.

15. Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, Serrano agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which Serrano has access. Serrano hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his electronic signature is the same as, and shall have the same force and effect as, his manual signature.

16. Clawback/Recoupment Policy. Notwithstanding any provisions in this Equity Award Agreement to the contrary, this Equity Award Agreement, the Option, any Option Shares acquired pursuant to the exercise of the Option, any shares of the Restricted Stock subject to this Equity Award Agreement, including without limitation, shares of Restricted Stock that have vested and with respect to which the restrictions imposed thereon have lapsed, and/or any income realized upon Serrano’s disposition of any such shares shall be subject to potential cancellation, rescission, clawback and recoupment (i) to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder, and/or (ii) as may be required in accordance with the terms of any clawback/recoupment policy as may be adopted by the Company to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder.

17. Severability. In the event that any provision of this Equity Award Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Equity Award Agreement, and this Equity Award Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

18. Governing Law. This Equity Award Agreement shall be construed in accordance with the laws of the State of Delaware to the extent federal law does not supersede and preempt Delaware law.

COMPANY
TETRA Technologies, Inc.

By:
      Stuart M. Brightman
      President & Chief Executive Officer

SERRANO

By:
      Elijio V. Serrano

Exhibit A

Assignment Separate from Certificate

FOR VALUE RECEIVED,                                            hereby sells, assigns and transfers unto TETRA Technologies, Inc., a Delaware corporation (the “Company”),        (      ) shares of common stock of the Company represented by Certificate No.         herewith and does hereby irrevocably constitute and appoint                     , or his designee or successor, attorney to transfer the said stock on the books of the Company with full power of substitution in the premises.

Dated:                                                     , 20          .

Print Name

Signature

Spouse Consent (if applicable)

                                       (Purchaser’s spouse) indicates by the execution of this Assignment his or her consent to be bound by the terms of the Employee Equity Award Agreement as to his or her interests, whether as community property or otherwise, if any, in the shares of common stock of the Company.

Signature

INSTRUCTIONS: PLEASE DO NOT FILL IN ANY BLANKS OTHER THAN THE SIGNATURE LINE. THE PURPOSE OF THIS ASSIGNMENT IS TO ENABLE THE COMPANY TO EXERCISE ITS “REPURCHASE OPTION” SET FORTH IN THE EQUITY AWARD AGREEMENT WITHOUT REQUIRING ADDITIONAL SIGNATURES ON THE PART OF THE PURCHASER.